UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2010

ValueVision Media, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6740 Shady Oak Road, Eden Prairie, Minnesota		55344-3433
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-943-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. G. Robert Ayd, age 61, was appointed President of the Company, effective February 1, 2010. Prior to joining the Company, he served as Executive Vice President and Chief Merchandising Officer at QVC (U.S.) from 2006 to 2008; he also served as Senior Vice President, Design Development & Global Sourcing and Brand Development from 2005 to 2006, and Senior Vice President of Jewelry and Fashion from 2000 to 2004. Mr. Ayd began his career at Macy’s in 1975 as a buyer of handbags, bodywear and footwear, launching a 20-year tenure that included promotion to numerous executive leadership positions, culminating with Senior Vice President in Women's Sportswear. Mr. Ayd was an independent consultant from 2008-2009. A copy of the press release announcing the appointment is furnished as Exhibit 99.1 hereto and is incorporated by reference.

In connection with his appointment as President, we granted Mr. Ayd options to purchase 350,000 shares of our common stock at an exercise price equal to the fair market value on the date of grant, 280,000 of which vest over 3 years and 70,000 of which vest upon his relocation to Minnesota. Mr. Ayd will receive an annual base salary of $400,000, will have a fiscal year 2010 incentive opportunity to earn up to 65% of his annual base salary, and is eligible to participate in the Company's corporate relocation program. Mr Ayd also signed a non-compete agreement, and will receive an amount equal to his base salary if he is terminated without cause during his first year of employment.

In connection with Mr. Ayd’s appointment as President, our Chief Executive Officer, Mr. Keith Stewart, voluntarily relinquished his title as President, effective February 1, 2010, while continuing as Chief Executive Officer and as a Director. Mr. Ayd reports to Mr. Stewart.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueVision Media, Inc.

February 3, 2010	By:	/s/ Nathan E. Fagre

Name: Nathan E. Fagre
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99	Press Release dated January 28, 2010